                                                              EXHIBIT (a)(16.3)

                 [LETTERHEAD OF N M ROTHSCHILD & SONS LIMITED]

                                 PRESS RELEASE

                 NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
                    IN OR INTO AUSTRALIA, CANADA OR JAPAN

FOR IMMEDIATE RELEASE                                          19 September 1995

                 "RISKED EXPLORATION BARRELS" OR HARD FACTS ?

ARCO has responded to Aran's document, published today.

Terry Dallas, Director of ARCO Irish Holdings, said:

  "Once again, Aran's document is full of assertions but short of facts. Aran makes many mentions of "risked exploration barrels". By definition, "risked" means carrying risk. We and Aran's shareholders need to know much more about such risks and the potentially burdensome costs attached.

  Our questions relating to value, risk and cost remain unanswered.

  In ARCO's bid we attached a value to all of Aran's assets including its exploration portfolio. As Bill Wade said in Dublin last week, we have seen and heard nothing to change our view that ARCO's offer is full and generous."

                                     -END-

For further enquiries:

      ARCO
      Terry Dallas                   Telephone: (44) 171 831 3113

      N M ROTHSCHILD & SONS LIMITED  Telephone: (44) 171 280 5000
      Nicholas Wrigley
      Tony Allen

      PUBLIC RELATIONS:

      WHPR                           Telephone: (353) 1 496 0244
      Brian Bell

      FINANCIAL DYNAMICS
      Nick Miles                     Telephone: (44) 171 831 3113
      Marc Popiolek                  Telephone: (44) 171 831 3113

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            Telephone 0171-280 5000 Fax 0171-929 1643 Telex 888031
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